UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

Prosper Marketplace, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-147019	73-1733867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Main Street, 3rd Floor San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Entry into a Material Definitive Agreement.

On October 9, 2015, in connection with the previously announced Agreement and Plan of Merger (the “Agreement”), dated as of September 23, 2015, by and among Prosper Marketplace, Inc. (“PMI”), BillGuard, Inc. (“BillGuard”) and Beach Merger Sub, Inc., a wholly owned subsidiary of PMI (“Merger Sub”) and Shareholder Representative Services LLC, solely in its capacity as the Stockholders’ Representative, PMI acquired all of the outstanding shares of BillGuard, and merged BillGuard with and into Merger Sub, with BillGuard surviving the merger.

Under the terms of the Agreement, the BillGuard stockholders received an aggregate of $25 million in cash at the closing of the merger, subject to certain deductions for debt and expenses. If certain conditions of an earn-out are met within a 12-month period of the closing of the merger, the BillGuard stockholders will receive an additional $5 million, subject to certain indemnification obligations of the BillGuard stockholders.

The foregoing description of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Agreement which is attached hereto as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)Exhibits

2.1Agreement and Plan of Merger dated as of September 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: October 14, 2015	By:	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary